OMRIX BIOPHARMACEUTICALS ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

New York, November 5, 2007 — OMRIX Biopharmaceuticals, Inc. (“OMRIX” or the “Company”)
(NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and passive immunotherapy products, today announced financial results for the third quarter ended September 30, 2007:

•	Total revenues were $15.8 million

•	Product revenues were $14.0 million

•	Revenues for biosurgial products were $6.8 million

•	Net income was $3.7 million

•	Diluted earnings per share were $0.21

Recent Events:

•	Announced positive Phase I clinical results for the Company’s novel Fibrin Patch, which is being developed in collaboration with ETHICON, INC., a Johnson & Johnson Company. The Fibrin Patch is designed to combine the functions of mechanical sealing and biological hemostasis by providing a unique biodegradable device that causes a clot to be rapidly formed and maintained to stop bleeding without any other action;

•	Submitted a Market Authorization Application (MAA) to the European Medicines Agency (EMEA) for approval to market EVICEL™ Fibrin Sealant (Human), or Evicel, the Company’s second generation liquid fibrin sealant, for a General Hemostasis indication in surgery;

•	Received Food and Drug Administration (FDA) approval to market Evithrom™, the Company’s stand-alone thrombin product, with a General Hemostasis in surgery indication;

•	Initiated a Phase I/II clinical trial to evaluate safety and initial efficacy of Adhexil, our proprietary product candidate for prevention and/or reduction of post-operative adhesions in patients undergoing gynecological surgery.

“Our biosurgical products and non-biodefense passive immunotherapy products continued to grow and gain market acceptance during the third quarter of 2007 and we are very pleased with the sales growth trends for both of these product lines,” stated Robert Taub, President and Chief Executive Officer of OMRIX. “We are pleased to announce that the market has reacted well to the vascular indication expansion received earlier this year and we look forward to a further boost after the expected FDA approval of the General Hemostasis in Surgery indication in early 2008. Further, the first commercial sale of Evithrom occurred in October 2007 and we anticipate a further acceleration of biosurgical product revenues as Ethicon ramps up its marketing efforts for thrombin-based products.”

Note on how to Compare 2007 to 2006 Financial Results

OMRIX records product sales from two businesses, biosurgery and passive immunotherapy. Product sales from biosurgery mainly represent sales of Evicel and Quixil, the Company’s liquid fibrin sealants. Product sales from immunotherapy represent sales of IVIG and HBIG, the Company’s passive immunotherapy and hyperimmune products. As part of the immunotherapy business strategy, the Company seeks to sell its biodefense hyperimmune product, Vaccinia Immunoglobulin(VIG), for the treatment of complications related to the smallpox vaccination. As with all biodefense products, VIG sales are dependent on government contracts, and it is difficult to predict if and when a contract will be awarded and the size of such contract. In 2006, for example, OMRIX supplied VIG to the UK government and recorded total product sales of $21.2 million. In particular, third quarter 2006 revenues included $8.0 million of product sales from VIG. In contrast, financial results for the three months and nine months ended September 30, 2007, do not include any product sales from VIG. Therefore, when comparing third quarter 2007 financial results to third quarter 2006 financial results it is important to note that VIG sales in 2006 had a significant, positive effect on product sales, gross margins, operating margins, net income and diluted earnings per share.

Third Quarter 2007 Financial Results

Total revenues for the third quarter of 2007 were $15.8 million compared to $18.3 million in the third quarter of 2006, a decrease of $2.5 million or 14%.

Product sales from biosurgery and immunotherapy product lines for the third quarter of 2007 were $14.0 million ($6.8 million from biosurgery products and $7.2 million from immunotherapy products) compared to product sales of $17.3 million ($3.5 million from biosurgery products and $13.8 million from immunotherapy products) for the comparable quarter in 2006. As noted above, product sales in the third quarter of 2006 included approximately $8.0 million of VIG sales. Excluding VIG sales in the third quarter of 2006, the Company’s product sales in the third quarter of 2007 increased by $4.7 million, or 51%.

Gross profit on product sales in the third quarter of 2007 was $5.8 million, or 41%, compared to gross margin on product sales in the comparable period of 2006 of $10.6 million, or 61%. Total gross profit for the third quarter of 2007 was $6.3 million, or 40% of total revenues, compared to $10.9 million, or 60% of total revenues, for the corresponding quarter of 2006. The primary reasons for the fluctuation in gross margin in the third quarter of 2007 compared to the third quarter of 2006 is due to the absence of VIG product sales.

Research and development, clinical and regulatory, or R&D, expenses for the third quarter of 2007 were $0.9 million compared to $1.0 for the third quarter of 2006.

Selling, marketing, general and administrative expenses amounted to $3.0 million for the third quarter of 2007 compared to $2.4 million for the third quarter of 2006. The increase of $600,000, or 25%, from the comparable period in 2006 is mainly due to increases in salaries and employee benefits as a result of increasing our headcount to support our projected growth and increases in professional services, primarily relating to expenses associated with the implementation of Section 404 of the Sarbanes-Oxley Act.

Net income for the third quarter of 2007 was $3.7 million, or $0.21 per diluted share, compared to $8.1 million, or $0.53 per diluted share, for the third quarter of 2006.

Full-Year 2007 Guidance

Our previous guidance for products sales for the full year 2007 was between $42.0 million to $47.0 million. Due to the strong sales results that we experienced in the biosurgical line of business during the third quarter of 2007, we now expect that our full year 2007 product sales will be in the range of $46.0 million to $49.0 million.

Conference Call Information

OMRIX will host a conference call to discuss its financial results today, Monday, November 5, 2007, at 11:00 a.m. Eastern time (8:00 a.m. Pacific time). Parties interested in participating via telephone from the U.S. may join by dialing 888-713-4218. International callers should dial 617-213-4870. The pass code is 14720454. The conference call will also be webcast on the Company’s Web site at http://phx.corporate-ir.net/phoenix.zhtml?c=197979&p=irol-EventDetails&EventId=1672053.

Please use the following link to pre-register for this conference call. Pre-registration is not mandatory but is recommended. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register for the call, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PXP6NPKPX.

An audio replay of the conference call will be available shortly after the call until December 7, 2007, by dialing 888-286-8010 from the U.S. or 617-801-6888 when calling internationally, and entering the pass code 60192862. The audio replay will also be available on the Company’s Web site.

About OMRIX Biopharmaceuticals, Inc.

OMRIX is a fully integrated biopharmaceutical company developing and marketing protein-based biosurgery and passive immunotherapy products. OMRIX’s biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. OMRIX’s novel Fibrin Patch, a biological-device convergence product candidate, addresses an unmet medical need. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.

Safe Harbor Statement

This news release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 13, 2007, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.

CONTACT:

Matthew D. Haines

Director of Corporate Communications
212-887-6510

matthew.haines@omrix.com

Ana I. Stancic

Executive Vice President and Chief Financial Officer
212-887-6502
ana.stancic@omrix.com

OMRIX BIOPHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share and share data)

(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$17,523		$45,892
Short-term investments and marketable securities	67,866		35,193
Trade receivables, net of allowance for doubtful accounts of $15 at September 30, 2007, and December 31, 2006	15,253		9,748
Prepaid expenses and other current assets	2,552		2,453
Inventory	21,711		17,419
Total current assets	124,905		110,705

Long-term receivables	620		2,751
Property, plant and equipment, net	12,198		7,692
Other assets	1,045		497
Total assets	$138,768		$121,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,435		$7,498
Accrued expenses	7,072	7	7,481
Current portion of long-term loans	629		801
Total current liabilities	15,136		15,780

Deferred revenue, less current portion	8,594		8,472
Long-term loans, net of current portion	—		394
Other liabilities	1,094		915

Total liabilities	24,824		25,561

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized 7,272,727 shares; none issued or outstanding	—		—
Common stock, $0.01 par value; authorized 43,636,364 shares; issued 16,956,105 and 16,590,409 at September 30, 2007 and December 31, 2006, respectively; outstanding 16,948,980 and 16,583,2840 at September 30, 2007 and December 31, 2006, respectively	169		166
Additional paid-in capital	176,672		167,546
Accumulated deficit	(60,381)		(69,014)
Treasury stock, at cost; 7,125 shares at September 30, 2007 and December 31, 2006	(44)		(44)
Accumulated other comprehensive loss...................................................	(2,472)		(2,570)
Total stockholders’ equity	113,944		96,084

Total liabilities and stockholders’ equity	$138,768		$121,645

OMRIX BIOPHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

			Nine months ended
	Three months ended September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Product sales	$14,003	$17,269	$34,361	$41,241
Development services and grants	1,824	1,070	6,793	4,480

Total revenues	15,827	18,339	41,154	45,721
Cost of revenues:
Product sales	8,221	6,658	20,982	17,560
Development services and grants	1,353	777	4,307	3,016

Total cost of revenues	9,574	7,435	25,289	20,576
Gross profit	6,253	10,904	15,865	25,145
Research and development, clinical and regulatory expenses	916	1,000	3,098	2,590
Selling, marketing, general and administrative expenses	3,021	2,419	8,608	7,140

Operating income	2,316	7,485	4,159	15,415
Financial income, net	1,398	633	3,570	458
Other income	—	5	904	795

Net income	$3,714	$8,123	$8,633	$16,668

Income per common share:
Basic	$0.22	$0.54	$0.51	$1.26

Diluted	$0.21	$0.53	$0.50	$1.23

Shares used in calculation of income per common share:
Basic	16,917	14,922	16,854	13,260

Diluted	17,301	15,287	17,307	13,553